Exhibit (b)(3)
Execution Version
LIMITED GUARANTEE
     LIMITED GUARANTEE, dated as of January 14, 2008 (this “Limited Guarantee”), by Bain Capital Fund X, L.P. (the “Guarantor”) in favor of Bright Horizons Family Solutions, Inc. (the “Guaranteed Party”).
     1. GUARANTEE. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement) by and between Swingset Holdings Corp. (including any assignee thereof or successor thereto, the “Parent”), Swingset Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Merger Sub”, and collectively with Parent, the “Purchaser”) and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, the due and punctual performance and discharge of the payment obligations of Parent and Merger Sub under the Merger Agreement (the “Obligations”), provided that in no event shall the Guarantor’s aggregate liability under this Limited Guarantee exceed US$66,000,000 (the “Cap”), it being understood that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Cap. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind.
     If the Parent or the Merger Sub fails to discharge its Obligations when due, then all of the Guarantor’s liabilities to Guaranteed Party hereunder in respect of the Obligations shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as the Parent or the Merger Sub has failed to perform its Obligations, take any and all actions available hereunder or under applicable Law to collect the Guarantor’s liabilities hereunder in respect of the Obligations subject to the Cap.
     In furtherance of the foregoing the Guarantor acknowledges that its liability hereunder shall extend to the full amount of the Obligations (subject to the Cap), and that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations (subject to the Cap), regardless of whether action is brought against the Parent or Merger Sub or whether the Parent or Merger Sub is joined in any such action or actions.
     2. NATURE OF GUARANTEE. The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of (i) any lack of validity or enforceability of the Merger Agreement and any other agreement or instrument referred to herein, or (ii) any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by the Parent or Merger Sub. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that the Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made. This Limited Guarantee is an unconditional and continuing guarantee of payment and not of collection.
     3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligations, and may also make any agreement with the Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of any agreement between the Guaranteed Party and the Parent or Merger Sub, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against the Parent or Merger Sub; (b) any change in the time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Obligations; (c) the addition, substitution or release of any entity or other Person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of the Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its Subsidiaries, defenses to the payment of the Obligations that are available to the Parent or Merger Sub under the Merger Agreement, or breach by the Guaranteed Party of this Limited Guarantee); (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against the Parent or Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; or (g) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Obligations. To the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (other than notices to the Parent or Merger Sub pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect or any right to require the marshalling of assets of the Parent or Merger Sub. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guaranteed Party hereby covenants and agrees that it shall not, and shall cause its respective affiliates not to, institute any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any of the Guarantor’s former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, or assignees, or against any former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, or assignees of any of the foregoing (other than the Parent and Merger Sub) except for claims against the Guarantor under this Limited Guarantee seeking to enforce this Limited Guarantee against the Guarantor. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.
     The Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against the Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against the Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Parent or Merger Sub , directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights unless and until all amounts payable under this Limited Guarantee shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the amounts payable by the Guarantor under this Limited Guarantee. Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, the Guaranteed Party hereby agrees that to the extent Parent or Merger Sub is relieved of any of its obligations under the Merger Agreement, the Guarantor shall be similarly relieved of its corresponding obligations under this Limited Guarantee.
     4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by applicable Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, the Parent, Merger Sub or any other Person liable for any portion of the Obligations prior to proceeding against the Guarantor.
     5. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

     (a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any applicable Law or contractual restriction binding on the Guarantor or its assets;
     (b) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Limited Guarantee;
     (c) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms; and
     (d) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.
     6. NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign or delegate their rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the other party hereto; provided, however, the Guarantor can assign its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to any controlled affiliated Person; provided, further, that no such assignment shall relieve the Guarantor of its obligations hereunder.
     7. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt, as follows:
if to Bain Capital Fund X, L.P.:
Bain Capital Fund X, L.P
111 Huntington Avenue
Boston, MA 02199
Facsimile: (617) 516-2110
Attn.: Andrew Balson and Jordan Hitch
with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
Facsimile: (617) 951-7050
Attn: R. Newcomb Stillwell
          William M. Shields

     If to the Guaranteed Party, as provided in the Merger Agreement.
     8. CONTINUING GUARANTEE. This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligations and all amounts payable under this Limited Guarantee have been indefeasibly paid in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligation under this Limited Guarantee as of the earliest of (i) the Effective Time, (ii) the date the Merger Agreement is terminated in accordance with its terms (other than termination by the Parent pursuant to Sections 8.01(b) (but only in circumstances where the Guaranteed Party has the right to terminate pursuant to Section 8.01(g)) or by the Guaranteed Party pursuant to 8.01(g) or 8.01(i)), and (iii) if the Merger Agreement is terminated by the Parent in accordance with Sections 8.01(b) (but only in circumstances where the Guaranteed Party has the right to terminate pursuant to Section 8.01(g)) or by the Guaranteed Party pursuant to 8.01(g) or 8.01(i) and (x) no claim has been presented hereunder, the six month anniversary of such termination or (y) a claim has been presented hereunder, the later of the six month anniversary of such termination and the date such claim is resolved. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, asserts that the Guarantor is liable in excess of or to a greater extent than the Cap, or asserts any theory of liability against the Guarantor or any Non-Recourse Party (as defined below) with respect to the transactions contemplated by the Merger Agreement other than liability of the Guarantor under this Limited Guarantee (as limited by the provisions of Section 1 hereof), then (i) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (iii) neither the Guarantor nor any Non-Recourse Party (as defined below) shall have any liability to the Guaranteed Party with respect to the transactions contemplated by the Merger Agreement or under this Limited Guarantee.
     9. NO RECOURSE. The Guaranteed Party acknowledges that the sole asset of the Parent is the stock of Merger Sub and that the sole asset of Merger Sub is US$1,000, and that no additional funds are expected to be contributed to the Parent or Merger Sub unless and until the closing pursuant to Section 1.02 of the Merger Agreement. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith or otherwise, and notwithstanding the fact that the Guarantor may be a partnership, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that no Person other than the Guarantor and the Guaranteed Party have any obligations hereunder and that no recourse shall be had hereunder or under any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the former, current and future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, or assignees of the Guarantor or the Purchaser or any former, current or future equity holder, controlling person, director, officer, employee, agent, affiliate, member, manager, general or limited partner, or assignee of any of the foregoing (collectively, but not including the Parent or Merger Sub, each a “Non-

Recourse Party”), through the Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Guaranteed Party, the Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except in the case of any breach by Guarantor of any of its representations or warranties under this Limited Guarantee such that Guarantor is unable to perform and for its rights against the Guarantor under this Limited Guarantee or enforcement of such rights against the Guarantor. Recourse against the Guarantor pursuant to this Limited Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its affiliates against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby.
     10. GOVERNING LAW; JURISDICTION. This Limited Guaranty, the rights of the parties and all actions arising in whole or part under or in connection herewith will be governed by and construed in accordance with the laws of the State of New York.
     Each party to this Limited Guaranty, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the Southern District of the State of New York for the purpose of any action between the parties arising in whole or in part under or in connection with this Limited Guaranty, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Limited Guaranty or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such action other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
     Each party agrees that for any action between the parties arising in whole or in part under or in connection with this Limited Guaranty, such party will bring actions only in the Borough of Manhattan. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
     Each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Limited Guarantee shall be properly served or delivered if delivered in the manner contemplated by Section 7 hereof.
     11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH

THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     12. COUNTERPARTS. This Limited Guarantee may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     13. MISCELLANEOUS.
     (a) This Limited Guaranty constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Guarantor or any of its affiliates, on the one hand, and the Guaranteed Party or any of its affiliates, on the other hand. No modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.
     (b) Any term or provision of this Limited Guaranty that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 hereof and to the provisions of Sections 8 and 9 hereof. No party hereto shall assert, and each party shall cause its respective affiliates not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable.
     (c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.
     (d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.
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     IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

BAIN CAPITAL FUND X, L.P.

By:	BAIN CAPITAL PARTNERS X, L.P., its General Partner
By:	BAIN CAPITAL INVESTORS, LLC, its General Partner

By:	/s/ Andrew Balson
	Name:	Andrew Balson
	Title:	A Duly Authorized Representative

[Limited Guarantee Signature Page]

     IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.
By:	/s/ David H. Lissy
	Name:	David H. Lissy
	Title:	Chief Executive Officer

[Limited Guarantee Signature Page]